PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS THIRD QUARTER 2020 RESULTS

DALLAS, TEXAS … November 4, 2020 … CompX International Inc. (NYSE American: CIX) announced today sales of $28.4 million for the third quarter of 2020 compared to $29.7 million in the same period of 2019. Operating income was $2.1 million for the third quarter of 2020 compared to $4.3 million in the same period of 2019. Net income for the third quarter of 2020 was $1.8 million, or $0.15 per diluted share, compared to $3.9 million, or $0.31 per diluted share, in the third quarter of 2019.

For the nine months ended September 30, 2020, sales were $84.5 million compared to $94.6 million in the previous year. Operating income was $9.5 million for the first nine months of 2020 compared to $14.2 million for 2019. Net income for the nine months ended September 30, 2020 was $8.2 million, or $0.66 per diluted share, compared to $12.8 million, or $1.03 per diluted share, in 2019.
In the third quarter of 2020, our sales began to recover from the historically low levels we experienced during the second quarter, although the COVID-19 pandemic continues to impact our operations and demand for our products. Operating income for the third quarter and the first nine months of 2020 compared to the same periods in 2019 was negatively impacted by higher fixed cost per unit of production as the result of lower production volumes in the second quarter which increased the cost of inventory produced in the second quarter and sold in the third quarter of 2020. In the third quarter, our manufacturing operations returned to more normal production rates as demand from our customers began to return, although for the most part, below pre-pandemic levels. The extent of the COVID-19 impact on our future operations will depend on the time period and degree to which the COVID-19 pandemic persists in the economy thereby reducing customer demand for certain of our products, including the timing and extent to which our customers’ operations continue to be impacted, our customers’ perception as to when consumer demand for their products will return to pre-pandemic levels and on any future disruptions in our operations or our suppliers’ operations, all of which are difficult to predict.

CompX is a leading manufacturer of security products and recreational marine components.  It operates from three locations in the U.S. and employs approximately 515 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•
General global economic and political conditions that disrupt or introduce instability into our supply chain, impact our customers’ level of demand or our customers’ perception regarding demand or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19),

•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2020	2019	2020

Net sales	$29.7	$28.4	$94.6	$84.5
Cost of goods sold	20.2	21.1	64.6	59.4
Gross profit	9.5	7.3	30.0	25.1
Selling, general and administrative expense	5.2	5.2	15.8	15.6
Operating income	4.3	2.1	14.2	9.5
Interest income	0.8	0.3	2.5	1.3
Income before taxes	5.1	2.4	16.7	10.8
Provision for income taxes	1.2	0.6	3.9	2.6
Net income	$3.9	$1.8	$12.8	$8.2

Basic and diluted net income
per common share	$0.31	$0.15	$1.03	$0.66

Weighted average diluted common
shares outstanding	12.4	12.5	12.4	12.4